Exhibit 99.1

COTT TO ACQUIRE SIDEL WATER BOTTLING EQUIPMENT

—New bottling equipment cost effective, environmentally friendly—

TAMPA, January 31, 2008 – Cott Corporation (NYSE-COT; TSX: BCB) and GE Commercial Finance (NYSE-GE) today announced that they have signed and executed a lease financing agreement for blow molding and water bottling equipment manufactured by Sidel Group.

Under the terms of the agreement, GE Commercial Finance will provide US $31.4 million in financing for water bottling equipment and lease the equipment to Cott over an eight-year term. In addition, Cott expects to expend approximately US $8.6 million on civil works, engineering and other implementation costs. These remaining costs will be covered by Cott from operating cash flows as part of its capital investment budget.

MANUFACTURING CAPABILITIES BROADENED

This equipment provides Cott with state of the art water bottling capability, while offering its customers a superior product in a lighter weight, more environmentally friendly package. The equipment strengthens Cott’s already significant manufacturing capabilities at four of its locations, particularly in the specialized manufacturing arena used in the high speed production of light weight plastic beverage bottles. This increased capacity is sufficient to address the current product needs, allowing Cott to transition current production from selected contract package and other cost-disadvantaged arrangements.

“It benefits our business and the environment by enabling us to produce water in lightweight bottles at lower cost,” said Rick Dobry, President North America for Cott. “This equipment enhances Cott’s ability to compete in the large and fast growing bottled water category. It also allows our customers to lower their carbon footprint by shifting to lower weight bottles while continuing to satisfy growing consumer demand. We look forward to partnering with the industry leaders, GE and Sidel, to build our business in a profitable and sustainable manner.”

“Working closely with Cott helped us tailor financing to meet their specific growth capital needs, while helping them become more environmentally friendly,” said Luca Pasqualini, Senior Vice President of Originations at GE Commercial Finance. Ecomagination is GE’s vision and commitment to put into practice our belief that financial and environmental performance can work together to drive company growth, while taking on some of the world’s biggest challenges.”

“Sidel is pleased to partner with Cott in its effort to provide customers with a cost-effective water bottle that minimizes environmental impacts in a variety of ways including energy consumption and material use,” says David Schroeder, Zone Vice President, North America, Sidel Inc. North America. “Sidel’s combined expertise in lightweight bottle design and packaging solutions supports Cott’s goal of providing innovative, environmentally friendly solutions for its customers.”

STRENGTHENS PRODUCT PORTFOLIO AND INNOVATION PIPELINE

Cott anticipates that the equipment will enable it to develop additional product offerings that are “green” in terms of the way they are produced. It should also be more environmentally friendly in regards to packaging by using a lighter weight bottle, which uses less plastic.

“Cott will be introducing proprietary new bottle designs that are consumer preferred and among the most environmentally responsible packages in the beverage industry,” Dobry stated.

About Cott Corporation

Cott Corporation (the “Company”) is the world’s largest provider of retailer brand soft drinks. The Company commercializes its business in over 60 countries worldwide, with its principal markets being the United States, Canada, the United Kingdom and Mexico. Cott markets or supplies over 200 retailer and licensed brands, and Company-owned brands including Cott, RC, Vintage, Vess and So Clear. Its products include carbonated soft drinks, sparkling and flavored waters, energy drinks, sports drinks, juices, juice drinks and smoothies, ready-to-drink teas, and other non-carbonated beverages. The Company’s website is www.cott.com. The brand names and trademarks referenced in this press release are trademarks of Cott Corporation, its affiliated companies, its customers, or other third parties.

About GE Commercial Finance

GE Commercial Finance, which offers businesses around the globe an array of financial products and services, has assets of over $276 billion and is headquartered in Norwalk, Connecticut. With lending products, growth capital, revolving lines of credit, equipment leasing of every kind, cash flow programs, asset financing, and more, GE Commercial Finance plays a key role for client businesses in over 35 countries. Visit www.gecommercialfinance.com for more information.

About Sidel

Sidel is one of the world’s leading suppliers of packaging equipment and expertise for beverages and liquid products. The company has 5,300 employees worldwide and is a division of Tetra Laval. The company’s website is www.sidel.com.

Safe Harbor Statements

This press release contains or refers to forward-looking statements reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. The forward-looking statements are based on assumptions that volume and revenue will be consistent with historical trends, and that interest rates will remain constant and debt levels will decline, and, in certain cases, on management’s current plans and estimates.

Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance such as those relating to the success of the Company’s measures to increase volume and revenue, reduce costs and increase operating income, obtain capacity increases, and introduce new products are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company’s filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, the Company’s ability to restore plant efficiencies and reduce logistics and other costs, adverse weather conditions, competitive activities by other brand beverage manufacturers, the Company’s ability to integrate new equipment, the Company’s ability to develop new products that appeal to consumer tastes, the Company’s ability to identify acquisition candidates, successfully consummate acquisitions and integrate acquired businesses into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation and regulatory review, loss of key customers and retailers’ continued commitment to their Company-supplied beverage programs. The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

COTT CONTACT:
Edmund O’Keeffe – Investor Relations	Tel: (905) 672-1900 ext. 19216
Lucia Ross – Media Contact	Tel: (813) 313-1705